UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ARCONIC INC.

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FOR IMMEDIATE RELEASE

Investor Contact	Media Contact

Patricia Figueroa	Shona Sabnis

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Patricia.Figueroa@arconic.com	Shona.Sabnis@arconic.com

Arconic Postpones Annual Meeting Date

Announces Willingness to Nominate Two of Elliott’s Director Nominees in an

Effort to Resolve the Proxy Contest

NEW YORK, April 24, 2017 – Arconic (NYSE: ARNC) today announced that it is postponing its 2017 Annual Meeting of Shareholders from May 16, 2017 to a date toward the end of May 2017. The precise date, time and location of the Annual Meeting will be announced at a later time.

During the past two weeks, Arconic has been engaged in extensive discussions with Elliott Management Corporation in an effort to resolve the pending proxy contest. The Arconic Board believes that a settlement on reasonable terms could benefit all shareholders by putting an end to this distracting proxy fight, so that the Company can focus on ensuring a seamless leadership transition and on executing its strategic plan. However, these discussions have not produced a settlement, as Elliott has repeatedly demanded an ever-expanding litany of settlement terms.

As part of its efforts to achieve a reasonable compromise to enable the Company to move forward, Arconic indicated in these settlement discussions that it is willing to select two of Elliott’s director nominees to join the Board. If two Elliott nominees are appointed to the Board, there will be eight independent directors who have joined the Board within the past 15 months, with five of the eight nominated by Elliott.

The Board has reviewed the qualifications of Elliott’s nominees and, if these nominees confirm by Wednesday, April 26, 2017 that they are willing to be interviewed by Arconic and to be nominated by the Arconic Board, the Board will promptly appoint the two nominees that it believes will be most additive to the Board and will nominate them for election at the Annual Meeting. If the Elliott nominees do not provide such confirmation, the Board will consider other alternatives, including nominating new independent director candidates identified through Arconic’s ongoing director recruiting process.

Arconic will amend and supplement its proxy statement and WHITE proxy card to reflect its revised slate of director nominees and provide shareholders with additional information regarding the nominees and the Annual Meeting. In light of the resignation of Klaus Kleinfeld, his nomination for election at the Annual Meeting has been withdrawn, and any votes for him previously submitted on a WHITE proxy card will be disregarded. However, if any shareholders previously voted on a WHITE proxy card and do not submit a new proxy card when the new proxy card becomes available, their prior votes will be cast for the Board’s other nominees – Amy E. Alving, David P. Hess, Ulrich Schmidt and Ratan N. Tata – subject to any prior instructions the shareholder provided.

On April 24, 2017, the Board of Directors sent an e-mail to Paul Singer of Elliott Management in reply to a letter Mr. Singer had transmitted to the Board of Directors on April 23, 2017. A copy of each letter is set forth below:

Dear Mr. Singer:

We were surprised by your letter of April 23, 2017, which appears to reflect a misunderstanding as to where things stand on our settlement discussions. Perhaps this is because, while your letter indicates that your team has now walked you through the settlement documents, we had been told by your representatives that you had been kept fully informed of, and weighed in on, the progress of our discussions over the past two weeks.

Your letter sent yesterday seems to suggest that we are just one open issue away from reaching an agreed resolution. But Arconic and Elliott had already reached an agreement on terms – twice. First, we had a very detailed understanding on April 16, 2017, until Elliott reneged (the “First Agreement Reneged by Elliott”). Then, we spent several days in further negotiations and reached a new, fully drafted agreement on April 20, 2017, which your team assured us that Elliott was prepared to sign – until two days later, when Elliott again reneged (the “Second Agreement Reneged by Elliott”).

The Operations Committee that you are now proposing was not a part of either the First Agreement Reneged by Elliott or the Second Agreement Reneged by

Elliott. Furthermore, it reflects a fundamental gap between Elliott’s self-serving agenda and the commitment of the Board of Directors to good governance and proper Board functioning to protect the interests of all shareholders.

We appreciate your offer of a good faith effort to reach a deal, and to establish a productive working relationship. But after our experience with the First Agreement Reneged by Elliott and the Second Agreement Reneged by Elliott, we hope you can appreciate that we have real skepticism about your firm’s sincerity.

As you know, the Board of Directors has been prepared to appoint two of Elliott’s nominees – in addition to certain other concessions – in order to reach a reasonable compromise after Elliott’s principal objective (a CEO change) occurred. Your latest re-trade, adding your demand for a never-agreed Operations Committee with two of the three members designated by Elliott, in addition to your prior demand to designate three of the five members of the CEO Search Committee, simply confirms that Elliott is looking for a degree of control and micro-management over the Company, and critical Board functions and process, that is far in excess of what we believe is appropriate for a shareholder with a 13.2% stake in our common stock. In addition, we believe an Operations Committee could serve as a deterrent to what we believe is our most important task at hand – selecting a world-class CEO to be the next leader of Arconic.

We would prefer to settle the proxy contest on reasonable terms consistent with good governance, but we are not willing to agree to inappropriate conditions that give you undue influence and that are not in the best interests of all Arconic shareholders.

In an effort to move on from the distraction of the current proxy contest as soon as possible, we are prepared to appoint two of Elliott’s nominees to the Board and nominate them for election at the 2017 Annual Meeting this week, if your candidates will confirm to us by Wednesday, April 26, 2017, that they are willing to be added to Arconic’s slate of nominees and will meet with us this week for interviews so that we can determine the two candidates who we believe will be the most additive to the Board.

Finally, we appreciate your statement that you are prepared to “overlook this contest’s more personal elements.” As demonstrated by our actions and public statement when we became aware of the unauthorized letter you received from the Company’s former CEO, we feel that such personal elements do not belong in this proxy contest. Having said that, we must add that we do not believe your firm has chosen to rise above personal attacks in this process – to the contrary, your elaborate “fight deck” contains an extraordinary number of pages devoted to direct personal attacks on the Company’s former CEO. We hope that, going forward, your firm will focus on sound business arguments instead of personal destruction in making its case to shareholders.

Unanimously,

The Board of Directors of Arconic Inc.

Paul Singer’s letter to the Arconic Board of Directors on April 23, 2017:

April 23, 2017

Board of Directors

Arconic Inc.

390 Park Avenue

New York, NY 10022-4608

Dear Directors of Arconic Inc. (“Arconic” or the “Company”):

I wanted to reach out to you directly as I understand that we are close to a deal. My team has walked me through the documents, and at this juncture, I believe a settlement makes sense.

Let me say at the outset that while these processes are always challenging, this one has been even more difficult than usual. Our respective teams have committed significant resources to making our cases, and in recent weeks things have taken a turn that no one could have predicted. For my part, I am willing to overlook this contest’s more personal elements in a good-faith effort to reach a deal.

However, given the former CEO’s abrupt departure, the presence of an interim CEO, and the operational issues experienced by the Company historically, I believe the agreement and press release need to signal (and in fact provide for) greater Board involvement in the form of an Operations Committee (the “Committee”). Many of you have been CEOs at your organizations, so you understand as well as I do that the task facing David Hess is a daunting one. The Operations Committee will give David a measure of support and cover as he navigates this challenging transition. In addition, the creation of this Committee will comfort the Company’s shareholders, who are very focused on Arconic’s operations and who have seen such committees work well at other companies.

With this letter, I have enclosed a new draft settlement agreement that includes the Operations Committee, as well as a new draft press release that includes the Committee and in all other respects simply discloses to the public the relevant contents of the settlement agreement. If there are no further changes, we are prepared to sign these documents today.

I hope that both sides will possess the wisdom not to let this opportunity at a settlement evade our grasp. I will make myself and my team available to meet with the Board at your convenience post-signing so that we can establish a productive working relationship and begin the process of moving forward.

Sincerely,

Paul Singer

About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensures customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Forward–Looking Statements

This communication contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “guidance,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts relating to the growth of end markets and potential share gains; statements and guidance regarding future financial results or operating performance; and statements about Arconic’s strategies, outlook, business and financial prospects. Forward-looking statements are not guarantees of future performance, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties, including, but not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Arconic; (c) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated from restructuring programs and productivity improvement, cash sustainability, technology advancements, and other initiatives; (d) changes in discount rates or investment returns on pension assets; (e) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (f) the impact of cyber attacks and potential information technology or data security breaches; (g) political, economic, and regulatory risks in the countries in which Arconic operates or sells products; (h) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; and (i) the other risk factors discussed in Arconic’s Form 10-K for the year ended December 31, 2016, and other reports filed with the U.S. Securities and Exchange Commission (SEC). Arconic disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.